Exhibit 10.6

HOMETRUST BANK

(FORMERLY THE HOMETOWN BANK AND PRIOR THERETO

CLYDE SAVINGS BANK, S.S.B.)

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME MASTER AGREEMENT

This Executive Supplemental Retirement Income Master Agreement (the “Agreement”), effective as of the 1st day of July, 1993, as amended and fully restated on January 1, 2005, formalizes the understanding by and between HOMETRUST BANK (the “Bank”), a federally chartered savings bank, and certain key employees, hereinafter referred to as “Executives”, who have or shall be selected by the Board of Directors of the Bank (the “Board or Board of Directors”) to participate in this Executive Supplemental Retirement Income Master Agreement as the same may be hereinafter amended (this “Agreement”) by execution of an Executive Supplemental Retirement Income Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank. This Agreement is fully restated as of January 1, 2005 to comply with the requirements of Section 409A of the Code on a prospective basis only. It is intended and specifically provided that the provisions of Section 409A of the Code shall be applicable for amounts deferred or earned (other than grandfathered amounts) on or after January 1, 2005. Thus, the provisions of Section 409A of the Code are not intended to apply to the present value as of December 31, 2004 calculated using the Discount Rate (as hereinafter defined), of the amount to which an Executive would be entitled to receive under this Agreement and his Joinder Agreement assuming he experienced a voluntary termination of service on December 31, 2004 (i.e., his then Vested Supplemental Retirement Income Benefit), and received payment of his benefits under this Agreement and his Joinder Agreement in the maximum value available hereunder and thereunder on the earliest possible date for which he is allowed to receive a payment of benefits following such termination of service plus any grandfathered increases permitted thereon under Section 409A of the Code (the “Pre-2005 Benefit”).

WITNESSETH:

WHEREAS, the Executives are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage continued employment; and

WHEREAS, the Board recognizes that the recruitment and retention of qualified management is critical for the Bank in view of the uncertain and increasingly competitive environment in the industry and that good management is essential if the Bank is to be successful in the future; and

WHEREAS, the Board believes that recruiting truly qualified financial services executives to the thrift industry and to this region in the future will be increasingly difficult and to be successful in the future it will be necessary to assure management that they will have a secure, long term position; and

WHEREAS, the Board believes its current management team has proven itself to be outstanding and uniquely experienced executives who have led the bank to high levels of performance in terms of capital and profitability and has served over a long period of time; and

WHEREAS, the Board believes that the past and current success of the Bank is due in great part to the management of the Bank and the Board has concluded that the best interest of the Bank and its members will be served if the Bank adopts and implements the plan contained herein to secure their continued services; and

WHEREAS, in view of the above-stated objectives the Bank wishes to provide the terms and conditions upon which the Bank shall pay additional compensation to the Executives after termination of employment and/or death benefits to their beneficiaries after death; and

WHEREAS, the Bank intends this Agreement to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Executives, members of a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Agreement which controls all issues relating to Supplemental Retirement Income Benefits as described herein;

NOW, THEREFORE, the Bank hereby adopts the following:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.2	“Administrator” means the Board of Directors or a committee appointed by the Board of Directors composed of three (3) or more members, which committee shall administer this Agreement.

1.3	“Affiliates” means any and all entities that are considered affiliated with the Bank within the meaning of Section 414(b) and (c) of the Code.

1.4	“Agreement” has the meaning set forth in the preamble hereof.

1.5	“Bank” has the meaning set forth in the preamble hereof including successors in interest.

1.6

“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Executive’s Joinder Agreement to whom the deceased Executive’s benefits are payable. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Executive will be deemed the Beneficiary.

1.7	“Benefit Age” shall be age 55, unless otherwise designated in the Executive’s Joinder Agreement.

1.8	“Benefit Eligibility Date” shall be the date on which an Executive is entitled to receive his Supplemental Retirement Income Benefit. Unless a specific date is provided for the commencement of benefits in the Executive’s Joinder Agreement, it shall be the 1st day of the month next following the later of the month in which the Executive attains his Benefit Age or experiences a Termination without Cause; provided however, if the Executive is a Specified Employee, then his Benefit Eligibility Date shall in no event occur prior to the first day of the calendar month next following the earlier of (a) six months after his Termination without Cause, (b) his death, or (c) the specific date provided in his Joinder Agreement. If an Executive has a specified date for the commencement of benefits in his Joinder Agreement, any distributions while he is employed by the Bank shall be subject to the Deduction Limitation. Notwithstanding the foregoing, if an Executive is receiving any severance payments under an employment agreement with the Bank payable at the time of or after a Change in Control, then the Payout Period for a terminated Executive shall begin on the later of (i) the first day of the next fiscal year of the Bank following the completion of such payments or (ii) the first day of the next calendar year following such payments, unless otherwise determined by the Administrator. The preceding sentence shall not apply to benefits that commence upon a specified date under the Executive’s Joinder Agreement. Moreover, the Benefit Eligibility Date may with respect to the Pre-2005 Benefit only be accelerated as to payment or partial payment as provided in the Plan or in an Executive’s Joinder Agreement.

1.9	“Board or Board of Directors” has the meaning set forth in the preamble hereof.

1.10	“Cause” means any of the following which results in material damage to the Bank: personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence.

1.11

“Change in Control” is defined in the Bank’s Director Emeritus Plan, and shall be defined in the same manner for purposes of this Agreement. Any amendment to said Director Emeritus Plan that modifies this definition shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Agreement, except that a modification that may adversely effect an Executive (other than an automatic modification to comply with the provisions of Section 409A of the Code) shall be ineffective as to the Executive unless he or she consents in writing to be bound by the modification. Provided however, the Board or the board of directors of the holding company of the Bank may by corporate resolution provide that a merger or consolidation with another corporation that results in either (a) less than sixty percent (60%) of the outstanding proxies relating to the surviving or resulting mutual corporation being given to the former members of the Bank or (b) less than sixty percent (60%) of the outstanding voting securities of the surviving or resulting entity being owned in the aggregate by the former stockholders of the Bank or the former stockholders of its holding company, as the case may be, shall constitute a Change in Control with respect to the Pre-2005 Benefit of all Executives, but such action may only be taken by a corporate resolution prior to the occurrence of such event.

1.12	“Children” means the Executive’s children, both natural and adopted.

1.13	“Code” means the Internal Revenue Code of 1986, as amended.

1.14	“Deduction Limitation” means the following described limitation on the amount to be distributed to an Executive while employed by the Bank or any of its Affiliates. If the Bank determines in good faith that there is a reasonable likelihood that any distribution for a taxable year of the Bank would not be deductible by the Bank solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any such distribution is deductible, the Bank may defer all or any portion of such distribution under this Agreement. The amounts so deferred shall be distributed to the Executive as soon as possible after the Bank reasonably anticipates that the deduction for the payment will not be limited by Code Section 162(m) or the calendar year in which the Executive experiences a Separation from Service.

1.15	“Disability Benefit” means the benefit to be paid to a Disabled Executive pursuant to Subsection 2.6.

1.16	“Disabled” means where the Executive either is (a) unable to engage in substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank or an Affiliate, and, in either case, the permanence and degree of which is supported by medical evidence satisfactory to the Administrator.

1.17	“Discount Rate” means the discount rate as determined by the Administrator from time to time to be reasonable, but in no case shall such rate exceed the current Pension Benefit Guaranty Corporation rate.

1.18	“Estate” means the estate of the Executive.

1.19	“Joinder Agreement” has the meaning set forth in the preamble hereof.

1.20	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed as set forth in the Executive’s Joinder Agreement. Payments shall be made in equal monthly installments during the Payout Period.

1.21	“Pre-2005 Benefit” has the meaning set forth in the preamble hereof.

1.22	“Section 409A of the Code” means Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance of general applicability issued thereunder.

1.23	“Separation from Service” means the Executive’s cessation of services with the Bank and its Affiliates in all compensatory capacities including as a director, employee or independent contractor.

1.24	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code, without regard to paragraph 5 thereof) of the Bank or any of its Affiliates at a time when the stock of the Bank or any of its Affiliates is publicly traded. For purposes of determining whether the Executive is a Specified Employee, the identification date shall be December 31 The determination of whether the Executive is a Specified Employee shall be made by the Board of Directors in accordance with Section 409A of the Code.

1.25	“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.26	“Supplemental Retirement Income Benefit” means a specific monthly amount as specified in the Executive’s Joinder Agreement. Such benefit is not to be offset or otherwise reduced by other benefits due and owing under qualified retirement plans or from any other source.

1.27	“Survivor’s Benefit” means the payment of the Supplemental Retirement Income Benefit payable to the stated Beneficiary in monthly installments throughout the Payout Period, equal to the amount of the Supplemental Retirement Income Benefit set forth in the Executive’s Joinder Agreement, and subject to Subsection 2.3.

1.28	“Termination without Cause” means a Separation from Service for any reason other than for Cause.

1.29	“Unforeseeable Financial Emergency” means an unforeseeable, severe financial condition resulting from (a) a sudden and unexpected illness or accident of the Executive, the Executive’s Spouse or a dependent of the Executive (within the meaning of Section 152(a) of the Code), (b) a loss of the Executive’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, all as determined in the sole discretion of the Administrator.

1.30	“Unforeseeable Financial Emergency Benefit” means a withdrawal or withdrawals necessary to satisfy the Unforeseeable Financial Emergency, and no more may be withdrawn than the amount required to relieve the financial need taking into account taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Executive’s assets ( to the extent the liquidation of such assets would not itself cause severe financial hardship).

1.31	“Vested” means the non-forfeitable portion of the Supplemental Retirement Income Benefit to which the Executive is entitled in the event of Termination without Cause.

1.32	“Vesting Percentage” means the percentage of the Supplemental Retirement Income Benefit in which the Executive is Vested. Such Vesting Percentage shall be determined in accordance with the Vesting schedule contained in the Executive’s Joinder Agreement. Vesting will continue until the Executive’s Termination without Cause. Notwithstanding any other provision herein or any Vesting Schedule set forth in the Executive’s Joinder Agreement, there shall be 100% vesting in the Supplemental Retirement Income Benefit upon a Change in Control as set forth in Section 2.9

1.33	“Year of Service” shall be earned upon completing twelve (12) months of continuous service (including authorized leaves of absence), after the date of the Executive’s Joinder Agreement or as otherwise provided in the Executive’s Joinder Agreement.

SECTION II

BENEFITS

2.1	Benefit. An Executive shall be entitled to the Supplemental Retirement Income Benefit as set forth in his Joinder Agreement on his Benefit Eligibility Date or the date specified for payment in his Joinder Agreement (but subject to the Deduction Limitation), such benefit being determined in accordance with the Vesting Schedule contained in his Joinder Agreement. In the event the Executive dies prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly amount for the remainder of the Payout Period.

2.2	Vesting. An Executive shall vest in his Supplemental Retirement Income Benefit in accordance with the Vesting Schedule which shall be included in his Joinder Agreement at the discretion of the Administrator.

2.3	Death Prior to Benefit Age. If an Executive dies before his Separation from Service and prior to attaining his Benefit Age, the Executive’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence on the first day of the second month following the Executive’s death and shall be payable in monthly installments throughout the Payout Period.

2.4	Termination without Cause. If an Executive experiences a Termination without Cause before reaching his Benefit Age, the Executive shall be entitled to a monthly payment based on his Vested Supplemental Retirement Income Benefit (determined in accordance with the Vesting Schedule set forth in his Joinder Agreement) when he reaches his Benefit Age. If an Executive experiences a Termination without Cause after reaching his Benefit Age, the Executive shall be entitled to a monthly benefit based on his Vested Supplemental Retirement Income Benefit (determined in accordance with the Vesting Schedule set forth in his Joinder Agreement), beginning on the first day of the month following such termination, unless his Benefit Eligibility Date is at a later date. If an Executive dies prior to attaining his Benefit Age but after Termination without Cause, the monthly benefit paid to his Beneficiary shall be based upon the Executive’s Vested Supplemental Retirement Income Benefit. Such monthly amount shall be payable to the Beneficiary for the Payout Period and shall commence the first day of the second month after the Executive’s death.

2.5	Separation from Service for Cause. If an Executive experiences a Separation from Service for Cause, all of his benefits under this Agreement and his Joinder Agreement shall be forfeited.

2.6	Disability Benefit. If an Executive becomes Disabled while in the employ of the Bank, such Executive shall be immediately eligible to begin receiving the Supplemental Retirement Income Benefit. The Supplemental Retirement Income Benefit shall be payable over the Payout Period. At the discretion of the Administrator, the Payout Period may be postponed to begin after the Executive receives any other payments for disability that the Executive may be entitled to during the term of any employment agreement with the Bank that he is a party to. In the event the Executive dies while receiving payments pursuant to this Section, or after becoming eligible for such payments but before the actual commencement of such payments, his Beneficiary shall be entitled to receive the full Survivor’s Benefit for the Payout Period, reduced by the number of months Disability Benefit payments were made to the Executive. Any Disability Benefit payments to be made to an Executive shall be subject to the Deduction Limitation.

2.7	Financial Unforeseeable Emergency Benefit. In the event an Executive incurs an Unforeseeable Financial Emergency, the Executive may request an Unforeseeable Financial Emergency Benefit. Such request shall be either approved or rejected by the Administrator in the exercise of its sole discretion. The Executive will be required to demonstrate to the satisfaction of the Administrator that an Unforeseeable Financial Emergency has occurred and that the Executive is otherwise entitled to an Unforeseeable Financial Emergency Benefit in accordance with Sections 1.28 and 1.29. If an Unforeseeable Financial Emergency Benefit is approved, it shall be paid in a lump sum, subject to the Deduction Limitation, within thirty (30) days of the event which triggers payment and only to the extent the benefit is accrued on the books at such date. The Executive’s Supplemental Retirement Income Benefit shall be reduced for any Unforeseeable Financial Emergency Benefit distribution as determined by the Administrator. Also, any subsequent Supplemental Retirement Income Benefit, Survivor’s Benefit or Disability Benefit shall be actuarially adjusted to reflect such distribution(s) based upon the Discount Rate in effect at the time of each Unforeseeable Financial Emergency Benefit distribution.

2.8	Additional Death Benefit. In addition to the above-described death benefits, upon an Executive’s death, the Executive’s Beneficiary shall be entitled to receive a permanent, onetime lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. The lump sum payment shall be made within ninety (90) days of the Executive’s death. This lump sum death benefit shall not be payable in the event the Executive has experienced a Separation from Service for Cause.

2.9	Change in Control. Upon a Change in Control, this Agreement shall become binding on the successor who shall have all the rights, duties and obligations of the Bank hereunder. Not later than five business days following a Change in Control, the Bank shall (a) deposit, or cause to be deposited, in the grantor trust (the “Trust”) substantially in the form approved by the Board of Directors, an amount projected to be sufficient to fully fund the Bank’s obligations to all Executives and their Beneficiaries under this Agreement, and (b) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for payment to each Executive (or his Beneficiary) covered by the Agreement, and to follow the terms set forth in this Agreement as to the payment of such amounts from the Trust. The Board may prior to a Change in Control provide that the Payout Period with respect to the Pre-2005 Benefit commence with respect to all Executives within sixty (60) days following such Change in Control and that the Payout Period may be in a single lump sum payment or a duration of five (5) years or less as determined in the sole discretion of the Board, notwithstanding anything contained in the Joinder Agreements of Executives to the contrary. In such event, the Bank may, by action of the Board, provide for the payment of the amount required to cover all the taxes, including the applicable taxes on the amount of said payment(s), that would be payable by the applicable Executives as a result of the accelerated payment of the Pre-2005 Benefit in a manner as determined by the Board.

2.10	Medicare Tax. In the event that a Medicare hospital insurance tax is imposed on an Executive as a result of the award of a benefit under his Joinder Agreement, the Bank shall pay the Executive a cash payment in an amount sufficient to cover the Medicare tax grossed up to also cover the taxes payable on the payment, in the year such tax is imposed, to the extent permitted by Section 409A of the Code.

SECTION III

BENEFICIARY DESIGNATION

Each Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION IV

EXECUTIVE’S RIGHT TO ASSETS

The rights of each Executive, his Beneficiary, or any other person claiming through an Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. An Executive, his Beneficiary, or any other person claiming through an Executive, shall only have the right to receive from the Bank those payments so specified under this Agreement. An Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of an Executive or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION V

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. An Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall an Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of an Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VI

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither an Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event any Executive or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VII

ADMINISTRATION

7.1	Named Fiduciary and Administrator. The Board of Directors shall be the Named Fiduciary of this Agreement. The Administrator shall be responsible for the management, control and administration of this Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of this Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.2	Meetings of Administrator. The Administrator shall meet at such times and places as it determines. A majority of its members shall constitute a quorum, and the decision of the majority of those present at any meeting at which a quorum is present shall constitute the decision of the Administrator. A memorandum signed by all of the Administrator’s members shall constitute the decision of the Administrator without the necessity, in such an event, for holding an actual meeting.

7.3	Administrator’s Powers. The Administrator shall have the exclusive right to interpret, construe, and administer this Agreement. The Administrator shall have the authority to make determinations provided for or permitted to be made under this Agreement, to interpret this Agreement, and to promulgate such rules and regulations, if any, as the Administrator considers necessary and appropriate. The Administrator’s powers include, but are not limited to, the right to select the persons who are eligible to receive benefits under this Agreement, and the ability to act in all matters pertaining to the granting of such benefits and the contents of each Executive’s Joinder Agreement evidencing his benefits. All acts, determinations, and decisions by the Administrator made or taken pursuant to grants of authority under this Agreement or with respect to any questions arising in connection with the administration, interpretation, and application of this Agreement, including the severability of any and all of the provision thereof, shall be conclusive, final and binding upon all Executives, and their spouses and beneficiaries.

7.4	Joinder Agreements. Each award of benefits granted under this Agreement shall be evidenced by a written Joinder Agreement. Each Joinder Agreement shall be subject to and incorporated by reference into, the applicable terms and conditions of this Agreement. In the event there is any conflict in the provisions of this Agreement and any Joinder Agreement, the provisions of the Joinder Agreement shall prevail.

7.5

Indemnification. In addition to such other rights of indemnification they may have as directors or as members of the committee acting as Administrator, the members involved in the administration of this Agreement shall be indemnified by the Bank against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Agreement or any benefits granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Bank) or paid by them in satisfaction of a judgment or settlement and any such action, suit or proceeding, except as to matters as to which the member has been grossly negligent or engaged in willful misconduct in the performance of his duties; providing, that within sixty (60) days after institution of any such action, suit or proceeding, a member shall in writing offer the Bank the opportunity at its own expense, to handle and defend the same.

7.6	Interpretation of Agreement: Addition of Beneficiaries. The Administrator may correct any defect, supply any omission or reconcile any inconsistencies in this Agreement or any Joinder Agreement in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Bank shall assume outstanding employee benefit obligations or the right or obligation to provide future benefits in connection with the acquisition of another corporation or business entity, the Administrator may, in its discretion, provide such benefits under this Agreement and applicable Joinder Agreements as it shall deem appropriate.

7.7	Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to an Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, the Administrator shall provide in writing, within ninety (90) days of receipt of such claim, the specific reasons for such denial, reference to the provisions of this Agreement or the Executive’s Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement, the Executive’s Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement and the Executive’s Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Administrator and the third member selected by the first two members. The Board of Arbitration shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

SECTION VIII

MISCELLANEOUS

8.1	No Effect on Employment Rights. Nothing contained herein will confer upon any Executive the right to be retained in the service of the Bank or any of its Affiliates nor limit the right of the Bank or any of its Affiliates to discharge or otherwise deal with any Executive without regard to the existence of this Agreement. The following conditions shall apply to this Agreement:

(a)	The Board of Directors may terminate the employment of any Executive at any time, but any Termination without Cause shall not prejudice the Executive’s right to benefits under this Agreement. As provided in Section 2.5, an Executive shall have no right to receive any benefits under this Agreement or his Joinder Agreement, if he experiences a Separation from Service for Cause.

(b)	If an Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank’s obligations under this Agreement shall be suspended as of the date of his Separation from Service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the benefits withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)	If an Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)	If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all non-vested obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)	All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank:

(i)	by the Federal Deposit Insurance Corporation (“FDIC”) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

(ii)	by the Director of the Office of Thrift Supervision (“OTS”) at the time the OTS approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, (i.e., the Executive’s Vested Supplemental Retirement Income Benefit), however, shall not be affected by such actions.

(f)	Notwithstanding anything herein to the contrary, any payments made pursuant to this Agreement shall be subject to and conditioned upon compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

(g)	Notwithstanding anything to the contrary, payments contemplated hereunder shall not be immediately payable to the extent that such payments are barred or prohibited by an action or order issued by the OTS or the FDIC.

(h)	Notwithstanding anything herein to the contrary no portion of payments due hereunder shall be made at such time or in such amounts so as to constitute an excess parachute payment under Section 280G of the Code which would result in a non-deductible expense to the Bank or subject the recipient to a twenty percent (20%) excise tax under Section 4999 of the Code.

8.2	State Law. This Agreement is established under, and will be construed according to, the laws of the State of North Carolina, to the extent such laws are not preempted by the Act and valid regulations published thereunder or Section 409A of the Code.

8.3	Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

8.4.	Spouse’s Interest. The interest in the benefits hereunder of a spouse of an Executive who has predeceased the Executive shall automatically pass to the Executive and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse’s will, nor shall such interest pass under the laws of intestate succession.

8.5.	Incompetent. If the Administrator determines in its discretion that a benefit under this Agreement is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Agreement for such payment amount

8.6.	Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Bank or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of an Executive has an interest in the Executive’s benefits under this Agreement in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Executive, to immediately distribute the spouse’s or former spouse’s interest in the Executive’s benefits under this Agreement to that spouse or former spouse. The provisions of this Section 8.6 shall only apply to the extent permitted by Section 409A of the Code.

8.7	Distribution in the Event of Taxation. If, for any reason, all or any portion of a Executive’s benefits under this Agreement becomes taxable to a Executive prior to receipt, such Executive may petition the Administrator for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Bank shall, to the extent permitted by Section 409A of the Code, distribute to the Executive immediately available funds in an amount equal to the taxable portion of his benefit. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Agreement and the Executive’s Joinder Agreement.

8.7.	Legal Fees To Enforce Rights After Change in Control. The Bank is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or stockholder(s) of the Bank, or of any successor corporation, might then cause or attempt to cause the Bank or such successor to refuse to comply with its obligations under this Agreement and might cause or attempt to cause the Bank to institute, or may institute, litigation seeking to deny Executives the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Executive that the Bank or any successor corporation has failed to comply with any of its obligations under this Agreement or any agreement thereunder, or, if the Bank or any other person takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Executive the benefits intended to be provided, then the Bank (or its successor in interest) irrevocably authorizes such Executive to retain counsel of his choice at the expense of the Bank (or its successor in interest) to represent such Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank (or its successor in interest) or any director, officer, stockholder or other person affiliated with the Bank or any successor thereto in any jurisdiction.

8.8.	Unclaimed Benefit. Each Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. If the location of an Executive is not made known to the Bank within three (3) years after the date on which any payment of the Supplemental Retirement Income Benefit may first be made, payment may be made as though the Executive had died at the end of the three (3) year period. If, within one (1) additional year after such three (3) year period has elapsed, or, within three (3) years after the actual death of the Executive, whichever comes first, the Bank is unable to locate any Beneficiary of the Executive, the Bank may fully discharge its obligation by payment to the Estate.

8.9.	Limitations on Liability. Notwithstanding any of the preceding provisions of this Agreement, neither the Bank, nor any individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be liable to any Executive or any other person for any claim, loss, liability or expense incurred in connection with this Agreement; except that in the event that the Bank denies a claim for a benefit hereunder and it is later determined that such benefit is due and payable to an Executive, either under the procedures provided for herein or by a court of appropriate jurisdiction or otherwise, then such Executive shall be entitled to reimbursement by the Bank of any cost incurred by him in obtaining such benefit, including reasonable attorneys’ fees.

8.10.	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

8.11.	Affect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of an Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

8.12.	Suicide. Notwithstanding anything to the contrary in this Agreement, the benefits otherwise provided herein shall not be payable if the Executive’s death results from suicide, whether sane or insane, within twenty-six (26) months after the execution of his initial Joinder Agreement. If the Executive dies during this twenty-six (26) month period due to suicide, all benefits under this Agreement shall be forfeited and this Agreement shall become null and void.

8.13.	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

SECTION IX

AMENDMENT/REVOCATION

Except for amendments to comply with Section 409A of the Code, this Agreement shall not be amended, modified or revoked at any time, in whole or part, without the mutual written consent of the Executives and the Bank, and such mutual consent shall be required even if an Executive has experienced a Termination without Cause. Any such amendment, modification or revocation shall comply with Section 409A of the Code.

SECTION X

EXECUTION

10.1	This Agreement sets forth all of the provisions with respect to the matters contemplated hereby, and any previous agreements or understandings between the Bank and any Executive regarding the subject matter hereof are merged into and superseded by this Agreement.

10.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

The Bank has caused this Agreement, as amended effective January 1, 2005, to be executed as of this 1st day of August, 2006.

HOMETRUST BANK

By